EXHIBIT 23.1


     We consent to incorporation by reference in the Registration Statement on Form S-3 of Sparta Foods, Inc. of our report dated November 27, 1995, except for
Note 5 to such report, as to which the date is December 21, 1995, relating to the consolidated balance sheets of Sparta Foods, Inc. as of September 30, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended, which report appears in the September 30, 1995 Annual Report to Shareholders incorporated by reference in the Form 10-KSB of Sparta Foods, Inc.


                                          /s/ McGladrey & Pullen, LLP
                                           McGladrey & Pullen, LLP






Minneapolis, Minnesota
May 23, 1996